UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NORTHEAST UTILITIES

(Name of Registrant as Specified In Its Charter)

NORTHEAST UTILITIES

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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2006 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Trustees and management, it is my pleasure to invite you to attend the 2006 Annual Meeting of Shareholders of Northeast Utilities on Tuesday, May 9, 2006, at 10:30 a.m., at the Sheraton Springfield Monarch Place Hotel in Springfield, Massachusetts (directions are on the reverse side).

Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting and Proxy Statement. In addition, our meeting agenda will include a discussion of the operations of Northeast Utilities system companies and an opportunity for questions of general interest to shareholders.

Whether or not you plan to attend the meeting, it is important that your shares be represented at the meeting in accordance with your wishes. To ensure that, please either vote your shares through the Internet, by telephone or by completing, signing and returning your proxy in the enclosed envelope as soon as possible.

In addition, in accordance with the resolutions adopted by our shareholders at our Annual Meeting, in 2005, you may elect to receive future distribution of proxy documents and annual reports by electronic access. To take advantage of this cost-saving service please see page 5 of the attached Proxy Statement for further information.

On behalf of your Board of Trustees, I thank you for your continued support and interest in Northeast Utilities.

Very truly yours,
CHARLES W. SHIVERY
Chairman of the Board, President and Chief Executive Officer

March 24, 2006

Directions to

Sheraton Springfield Monarch Place Hotel

One Monarch Place

Springfield, Massachusetts 01144

General Directions

From East

Take Massachusetts Turnpike I-90 West to Exit 4. Proceed onto I-91 South to Exit 7 (Springfield Center/Columbus Avenue). Take the first left onto Boland Way and the hotel entrance will be on the right.

From North

Take Interstate 91 South to Exit 7. After the exit, turn left at the traffic light. Go straight through the next light, and the hotel is on the right.

From West

Take Massachusetts Turnpike I-90 East to Exit 4 onto I-91 South. Go about 6 miles and take Exit 7. Turn left at the traffic light and travel straight through the next light. The hotel will be on the right.

From South

Take Route 91 North to Exit 6 (Springfield Center). Continue on Columbus Avenue to the 3rd set of lights. Turn right onto Boland Way and the hotel entrance will be on the right.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 9, 2006

To the Shareholders of Northeast Utilities:

Notice is hereby given that the Annual Meeting of Shareholders of Northeast Utilities will be held on Tuesday, May 9, 2006, at 10:30 a.m., at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, Massachusetts, for the following purposes:

1.	To elect ten Trustees, the names of whom are set forth in the accompanying Proxy Statement, for the ensuing year;

2.	To ratify the selection of Deloitte & Touche LLP as independent auditors for 2006; and

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 10, 2006 are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote. Whether or not you plan to attend the meeting, please ensure your shares are represented by voting either through the Internet, by telephone or by signing, dating and returning the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. Your proxy may be revoked at any time before the vote is taken by delivering to the Secretary a revocation or a proxy bearing a later date.

By order of the Board of Trustees,
KERRY J. KUHLMAN
Vice President and Secretary

107 Selden Street

Berlin, Connecticut

06037

Mailing Address:

Post Office Box 270

Hartford, Connecticut 06141-0270

March 24, 2006

IMPORTANT

Shareholders can help avoid the necessity and expense of follow-up letters to ensure that a quorum is present at the Annual Meeting by voting through the Internet or by telephone, or by promptly returning the enclosed proxy. The enclosed envelope requires no postage, if mailed in the United States.

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Trustees of Northeast Utilities for use at the Annual Meeting of Shareholders to be held on May 9, 2006, and at any adjournment thereof, at the Sheraton Springfield Monarch Place Hotel in Springfield, Massachusetts.

Please read this proxy statement and vote your shares through the Internet, by telephone or by completing, dating, signing and returning the enclosed form of proxy. The proxy may be revoked at any time before it is voted by filing a letter with the Secretary of Northeast Utilities or by a duly executed proxy card bearing a later date. Properly executed proxies not revoked will be voted according to their terms. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposal, the proxy will be voted FOR the election of each Trustee nominee and FOR the ratification of the appointment of our independent registered public accountants as set forth in proposals 1 and 2.

Only holders of common shares of record at the close of business on March 10, 2006 (the record date) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. On the record date, there were 155,397,264 common shares outstanding. Each such share is entitled to one vote on each matter to be voted on at the Annual Meeting of Shareholders.

The principal office of Northeast Utilities is located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105. The general offices of Northeast Utilities and its subsidiaries are located at 107 Selden Street, Berlin, Connecticut (mailing address: Post Office Box 270, Hartford, Connecticut 06141-0270). This proxy statement and the accompanying proxy card and annual report are being mailed to shareholders commencing April 3, 2006.

NORTHEAST UTILITIES

PROXY STATEMENT

FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

Questions and Answers about the Annual Meeting and Voting

Q:	WHAT AM I VOTING ON?

A:	You are being asked by the Board of Trustees of Northeast Utilities to vote on the election of ten members to our Board of Trustees, all of whom were elected to our Board at our 2005 Annual Meeting of Shareholders held on May 10, 2005, and are currently serving on our Board. For more information on each nominee, please turn to “Election of Trustees” beginning on page 6.

You also are being asked to ratify the selection of Deloitte & Touche LLP as Northeast Utilities’ independent auditors for 2006. For more information on this appointment, please turn to “Ratification of the Selection of Auditors” beginning on page 36.

Q:	WHO IS ENTITLED TO VOTE?

A:	Each of the holders of record of outstanding common shares of Northeast Utilities at the close of business on the record date, March 10, 2006, is entitled to one vote for each common share that they own. As of the record date, 155,397,264 common shares were issued and outstanding. Each common share is entitled to one vote on each matter to be voted on at the Annual Meeting.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote through the Internet by going to the website listed on your proxy card and following the simple instructions you see on your screen.

•	You can vote by telephone by calling the telephone number included on your proxy card on a touchtone telephone and following the simple recorded instructions.

•	You can vote by mail by signing and dating your proxy card, and mailing it in the enclosed prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted for the named nominees for election as Trustees and for the ratification of the appointment of Deloitte & Touche LLP as our independent accountants for the year ending December 31, 2006.

•	You can vote in person at the Annual Meeting by delivering your completed proxy card in person at the Annual Meeting or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a proxy form from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important, and we encourage you to vote promptly.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the proxy card is legally and properly brought before the Annual Meeting by a shareholder, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of Northeast Utilities.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	The presence in person or by proxy at the Annual Meeting of the holders of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required for a quorum in order to hold the meeting.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR TRUSTEE?

A:	The affirmative vote of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required to elect a Trustee.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF DELOITTE & TOUCHE LLP AS NORTHEAST UTILITIES’ INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2006?

A:	The affirmative vote of a majority of those votes cast at the meeting is required to ratify the appointment of Deloitte & Touche LLP as Northeast Utilities’ independent accountants for the year ending December 31, 2006.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of The Bank of New York, our Registrar and Transfer Agent, will count the votes.

Q:	HOW ARE VOTES COUNTED?

A:	In determining whether we have a quorum, we count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. However, abstentions and broker non-votes, as well as votes withheld, are not considered votes cast and will not be counted for or against a matter or nominee. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposal, the proxy will be voted FOR the election of each Trustee nominee and FOR the ratification of the appointment of our independent registered public accountants.

Q:	WHAT ARE BROKER NON-VOTES?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the Annual Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Q:	WHAT SHARES ARE COVERED BY MY PROXY CARD?

A:	You should have been provided a proxy card for each account in which you own shares of Northeast Utilities common shares either:

•	directly in your name as the shareholder of record; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:	It means that you have multiple accounts in which you own common shares of Northeast Utilities. Please vote all proxy cards you receive to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is The Bank of New York. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by contacting them at their Investors Relations Department, P.O. Box 11258, Church Street Station, New York, NY 10286-1258, Tel. (800) 999-7269 or on the Internet at www.stockbny.com.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

•	signing another proxy with a later date; or

•	voting again at the meeting.

Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS DUE?

A:	You may submit proposals for consideration at the 2007 Annual Meeting, including Trustee nominations, in accordance with the following:

•	To include a proposal in our Proxy Statement for the 2007 Annual Meeting of Shareholders, proposals by shareholders must be received no later than November 24, 2006, and must satisfy the conditions established by the Securities and Exchange Commission. Written notice of proposals of shareholders to be considered at the 2007 Annual Meeting without inclusion in next year’s proxy materials must be received on or before February 17, 2007 in order to be considered timely for purposes of Rule 14a-4 under the Securities Exchange Act of 1934. If a notice is received after February 17, 2007, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the proxy statement. Proposals should be addressed to O. Kay Comendul, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270.

Q:	WHO PAYS THE COST OF SOLICITING THE PROXIES REQUESTED?

A:	The cost of soliciting proxies on behalf of the Board of Trustees will be borne by Northeast Utilities. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, electronic mail, by Trustees, officers or employees of Northeast Utilities or Northeast Utilities Service Company for no additional compensation, by employees of The Bank of New York, our Transfer Agent and Registrar, or by an independent company, Morrow & Co., Inc., which has been retained to assist in the solicitation of proxies for a fee of $12,000 plus reimbursement for expenses. Arrangements will be made to reimburse brokerage firms, nominees, custodians and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial owners of common shares held as of March 10, 2006.

Q:	HOW CAN I OBTAIN ELECTRONIC ACCESS TO THE PROXY MATERIALS, INSTEAD OF RECEIVING MAILED COPIES?

A:	This proxy statement and our 2005 Annual Report are available on our website at www.nu.com at the Investors section under Financial/SEC Reports. You can also elect to receive future proxy statements and annual reports via electronic access instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save us the cost of producing and mailing these documents by logging into the following web site, www.giveconsent.com/nu, and following the instructions. It will be helpful to have your NU shareholder account number on hand when you go on line.

If you choose to view future proxy statements and annual reports electronically, your choice will remain in effect until you contact our Investor Relations Department and instruct us otherwise. You do not have to elect Internet access each year.

Q:	WHERE CAN I GET A COPY OF THE NORTHEAST UTILITIES ANNUAL REPORT?

A:	If you were a shareholder of record on March 10, 2006 you should have received a copy of our Annual Report for Shareholders for the year ended December 31, 2005 either with this Proxy Statement or prior to its receipt. If you have not received the Annual Report for Shareholders or would like a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission, please request one from the Corporate Secretary’s office at the following address:

O. Kay Comendul

Assistant Secretary

Northeast Utilities

Post Office Box 270

Hartford, Connecticut 06141-0270

The Annual Report on Form 10-K is also available on our Internet Web Site at http://www.nu.com/investors/reports/default.asp

PROPOSAL 1

ELECTION OF TRUSTEES

Ten Trustees will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors have been elected and have qualified. Unless you specify otherwise, the enclosed proxy will be voted to elect the nominees named on pages 6-10 below as Trustees. Each nominee has been previously elected as a Trustee by shareholders and is currently serving as a Trustee.

If one or more of the nominees should become unavailable for election, which the Board of Trustees does not expect, the proxy may be voted for a substitute person or persons, but not more than the ten nominees proposed. In accordance with Northeast Utilities’ Declaration of Trust, the number of Trustee positions will continue to be thirteen, as set by the shareholders in 2000, in order to afford the Board of Trustees flexibility to add Trustees with targeted expertise as appropriate between Annual Meetings of Shareholders.

Set forth on the following pages is each nominee’s name, age, date first elected as a Trustee, and a brief summary of the nominee’s business experience. An affirmative vote of a majority of the common shares outstanding as of the record date will be required to elect each nominee. Abstentions, broker non-votes and withheld votes are counted in the determination of quorum but have no effect on the vote.

The Board of Trustees recommends that shareholders vote FOR election of the nominees listed on pages 6-10

RICHARD H. BOOTH, 59, President and Chief Executive Officer and a Director of HSB Group, Inc. and Chairman, President and Chief Executive Officer and a Director of Hartford Steam Boiler Inspection & Insurance Company since January 2000.

A Trustee since 2001.

Mr. Booth received B.S. and M.S. degrees from the University of Hartford and is a Certified Public Accountant. He is a member of the Financial Accounting Standards Advisory Council and its Steering Committee, the American Institute of Certified Public Accountants, the Connecticut Society of CPAs, the Hartford Society of Financial Analysts, the Society of Financial Service Professionals and the Association for Investment Management & Research. From 1994 until 2000, Mr. Booth served as Executive Vice President and a Director of Phoenix Home Life Mutual Insurance Company. Mr. Booth is a member of the Boards of St. Francis Hospital, WorldBusiness Capital, LLC, the Griffith Foundation for Insurance Education, the American Insurance Association, the MetroHartford Alliance, Inc. and the Florence Griswold Museum, and a member of the Governor’s Competitiveness Council and the Advisory Council of the Urban League of Greater Hartford.

COTTON MATHER CLEVELAND, 53, President of Mather
Associates, a firm specializing in leadership and organizational development for business, public and nonprofit organizations.

A Trustee since 1992.

Ms. Cleveland received a B.S. magna cum laude from the University of
New Hampshire, Whittemore School of Business and Economics. Ms.
Cleveland is the Moderator of the Town of New London, New Hampshire
and the New London/Springfield Water Precinct, and a Director of The
National Grange Mutual Insurance Company and the Ledyard National
Bank. She has served on the Board of the New Hampshire Center for
Public Policy and as a Director of Bank of Ireland First Holdings. Ms.
Cleveland has also served as Chair, Vice Chair and a member of the Board of Trustees of the University System of New Hampshire, as Co-Chair of the
Governor’s Commission on New Hampshire in the 21st Century, and as an
Incorporator for the New Hampshire Charitable Foundation.

SANFORD CLOUD, JR., 61, Chairman and Chief Executive Officer of The Cloud Company, LLC, a real estate development and business investment firm.

A Trustee since 2000.

Mr. Cloud received a B.A. from Howard University, a J.D. cum laude from the Howard University Law School, and an M.A. in Religious Studies from the Hartford Seminary. Mr. Cloud is a past President and Chief Executive Officer of the National Conference for Community and Justice, a human relations organization dedicated to fighting bias, bigotry, and racism in America, a former partner at the law firm of Robinson and Cole and served for two terms as a state senator of Connecticut. A former Vice President of Corporate Public Involvement of Aetna Inc., Mr. Cloud is currently a Director of The Phoenix Companies, Inc. and Chairman of the Board of Ironwood Mezzanine Fund, L.P.

JAMES F. CORDES, 65, Executive Vice President of The Coastal Corporation and President of the Natural Gas Group of The Coastal Corporation (retired 1997).

A Trustee since 2001.

Mr. Cordes received a B.S. from St. Louis University, an M.B.A. from Creighton University, and an M.S. in Industrial and Management Systems Engineering from the University of Nebraska. Mr. Cordes has over 30 years’ experience in the natural gas business, serving in various executive capacities including President of American Natural Resources Company. He is a past Director of The Coastal Corporation and a past chairman of the Interstate Natural Gas Association of America and has served as a Director and member of the Executive Committee of the American Gas Association. He has also served as a Director and member of the Executive Committees of both the Detroit Symphony and the Houston Symphony. Mr. Cordes is a Director of Comerica, Inc.

E. GAIL DE PLANQUE, 61, President of Strategy Matters, Inc., a
consulting firm, and Director, Energy Strategist’s Consultancy, Ltd.

A Trustee since 1995.

Dr. de Planque received an A.B. cum laude in Mathematics from
Immaculata University , an M.S. in Physics from the New Jersey Institute of Technology, and a Ph.D. in Environmental Health Science from New
York University. Dr. de Planque has over 35 years’ experience in nuclear physics and industry regulation and is a Fellow of the American
Association for the Advancement of Science, Fellow and past President of the American Nuclear Society, a member of the National Academy of
Engineering, and has served as a Commissioner with the United States
Nuclear Regulatory Commission and as Director of the United States
Department of Energy’s Environmental Measurements Laboratory. Dr.
de Planque is a Director of TXU Corp., BHP Billiton, Plc and BHP Billiton
Ltd., BNG America, Inc., Landauer, Inc., and the International Eye
Foundation.

JOHN G. GRAHAM, 67, President, Treasurer, Chief Executive Officer and a Director of UMI Insurance Company, a utility-owned insurance company that provides workers compensation insurance in the Mid-Atlantic region, and UMICO Holdings, Inc., its parent company.

A Trustee since 2003.

Mr. Graham received an A.B. cum laude from Upsala College and a J.D. magna cum laude from Rutgers Law School, Newark, New Jersey. From 1999 to 2005, Mr. Graham served as Adjunct Professor of Law at Rutgers Law School. He taught in the fields of the law of economic regulation, energy law and insurance law. From 1999 to 2003, Mr. Graham served as a consultant to various firms concerning utility industry strategic and restructuring issues. Mr. Graham has served as Senior Vice President and Chief Financial Officer of GPU, Inc., and Chief Financial Officer of its utility subsidiaries (1987-1999), as a Director (1982-1999) and former Chairman (1995-1998) of Nuclear Electric Insurance Limited, as a Director and member of audit, directors and compensation committees of Viatel, Inc. (1998-2002), as a Director and audit committee chairman of Coho Energy, Inc. (2000-2001), and as a Director and audit committee chairman of Edisto Resources, Inc. (1993-1997). Mr. Graham also serves as a Trustee of the Devereux Foundation and The College of St. Elizabeth.

ELIZABETH T. KENNAN, 68, President Emeritus of Mount Holyoke College and a partner in Cambus-Kenneth Farm, a specialized horse and cattle breeder.

Lead Trustee since 1996; A Trustee since 1980.

Dr. Kennan received an A.B. summa cum laude from Mount Holyoke College, an M.A. from Oxford University (England), and a Ph.D. from the University of Washington. Dr. Kennan has served as Lead Trustee of Northeast Utilities since 1996 and acted as interim Chairman of the Board of Northeast Utilities from January 1, 2004 to March 29, 2004. Dr. Kennan has served as President of Five Colleges, Incorporated, as a Trustee of Notre Dame University, and as a member of the Folger Shakespeare Library Committee and the National Committee on Library Resources, and holds honorary degrees from a number of institutions. Dr. Kennan is a Director of The Talbots, Inc., a Trustee of The Putnam Funds, the National Trust for Historic Preservation, Centre College and Midway College, and a member of the Trustees of the Reservations.

ROBERT E. PATRICELLI, 66, Chairman and Chief Executive Officer
of Women’s Health USA, Inc., a provider of women’s health care services, and of Evolution Benefits, Inc., a provider of employee benefit services.

A Trustee since 1993.

Mr. Patricelli received a B.A. from Wesleyan University and a J.D. from
Harvard Law School, and was a University of Paris Fulbright Scholar. Mr.
Patricelli was Chairman, President and Chief Executive Officer of Value
Health, Inc. (1987-1997) and previously served as Executive Vice
President of CIGNA Corporation and President of CIGNA’s Affiliated
Businesses Group. Mr. Patricelli has also held various positions in the federal government, including White House Fellow, counsel to a United
States Senate Subcommittee, Deputy Undersecretary of the Department
of Health, Education and Welfare and Administrator of the United States
Urban Mass Transportation Administration. Mr. Patricelli is a Director of
CuraGen Corporation and 454 Life Sciences Corp. He is also a Director of the MetroHartford Alliance, Inc., The Bushnell and The Connecticut
Center for Science and Exploration.

CHARLES W. SHIVERY, 60, Chairman of the Board, President and Chief Executive Officer of Northeast Utilities since March 29, 2004.

A Trustee since March 29, 2004.

Mr. Shivery received B.A. and B.S. degrees from The Johns Hopkins University and an M.B.A. from the University of Baltimore. Mr. Shivery assumed his current position at Northeast Utilities after serving as interim President beginning in January 2004. From June 2002 until December 2003, Mr. Shivery served as President-Competitive Group of Northeast Utilities, as President and Chief Executive Officer and a Director of NU Enterprises, Inc., and as Chairman and a Director of most of NU’s competitive subsidiaries. In 2002, Mr. Shivery retired from Constellation Energy Group, Inc. (Constellation), parent company of Baltimore Gas and Electric Company (BG&E) and other energy-related businesses, having held numerous senior management positions at Constellation, including Co-President of Constellation (2000-2002); President and Chief Executive Officer of Constellation Power Source Holdings, Inc. (1997-2001); Chief Executive Officer and President of Constellation Enterprises, Inc. (1998-2002); Chairman of the Board, President and Chief Executive Officer of Constellation Power Source, Inc. (1997-2001); Director of Orion Power Holdings, Inc. (1998-2000); and Vice President, Chief Financial Officer and Secretary of Constellation and BG&E. He joined BG&E in 1972 after four years in the U.S. Navy. Mr. Shivery is a Director of Energy Insurance Mutual, the Connecticut Business & Industry Association, The Connecticut Center for Science and Exploration, Connecticut Children’s Medical Center, Edison Electric Institute, and the Electric Power Research Institute.

JOHN F. SWOPE, 67, Attorney.

A Trustee since 1992.

Mr. Swope received a Bachelor’s Degree from Amherst College and a
J.D. from Yale Law School. During 1999 and 2000, Mr. Swope served as
President and Chief Executive Officer of Public Broadcasting Service.
Mr. Swope served as of counsel to the law firm of Sheehan Phinney
Bass + Green from 1995 to 1997, and as President of Chubb Life
Insurance Company of America from 1980 to 1994, after serving in various executive capacities at Chubb Life and its predecessor companies since the early 1970’s. Mr. Swope is a Director of the Public
Broadcasting Service, PBS Enterprises and the New Hampshire
Business Committee for the Arts, and a Trustee of The Currier Museum
of Art and Tabor Academy.

BOARD COMMITTEES AND RESPONSIBILITIES

The Board of Trustees of Northeast Utilities has standing Audit, Compensation, Corporate Responsibility, Corporate Governance, Executive, and Finance Committees. The Board of Trustees does not have a Nominating Committee, but its Corporate Governance Committee serves in the capacity of a Nominating Committee. Set forth below are the committees of the Board and the members of each committee:

Audit Committee

The members of the Audit Committee, appointed by the Board of Trustees on the recommendation of the Corporate Governance Committee, are:

•	John G. Graham (Chair)

•	Richard H. Booth (Vice Chair)

•	James F. Cordes

•	E. Gail de Planque

•	Elizabeth T. Kennan

•	John F. Swope

The Audit Committee meets independently with the internal and independent auditors of Northeast Utilities and its subsidiaries and with management at least quarterly to review and evaluate the auditors’ activities, procedures and recommendations to assist the Board of Trustees in monitoring the integrity of the Company’s financial statements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and independent auditors, and the compliance by the Company with legal and regulatory requirements. Following each meeting, the Audit Committee reports to the full Board. The Audit Committee has the sole authority to appoint or replace the independent auditors and is directly responsible for their compensation and oversight of their work. The Audit Committee met 16 times in 2005. No member of the Audit Committee is an employee of Northeast Utilities or its subsidiaries. Each member of the Audit Committee meets the financial literacy requirements of the New York Stock Exchange and Securities and Exchange Commission rules. The Board of Trustees has affirmatively determined that Messrs. Booth and Graham are “audit committee financial experts” (as such term is described in rules of the Securities and Exchange Commission) and that each member of the Audit Committee is independent (as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange and under the rules of the Securities and Exchange Commission). A report from the Audit Committee is included in this proxy statement and its Charter is included as Appendix A to this Proxy Statement.

Compensation Committee

The members of the Compensation Committee are:

•	Robert E. Patricelli (Chair)

•	E. Gail de Planque (Vice Chair)

•	Richard H. Booth

•	Sanford Cloud, Jr.

•	James F. Cordes

•	Elizabeth T. Kennan

The Compensation Committee reviews and adjusts, as appropriate, the compensation policies of Northeast Utilities and its subsidiaries and establishes and implements an evaluation process for the Chief Executive Officer in conjunction with the Corporate Governance Committee. Following each meeting, the Compensation Committee reports to the full Board. The Compensation Committee met seven times in 2005. No member of the Compensation Committee is an employee of Northeast Utilities or its subsidiaries. The Board of Trustees has affirmatively determined that each member of the Compensation Committee is independent (as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange). A report from the Compensation Committee with respect to executive compensation is included in this proxy statement.

Corporate Responsibility Committee

The members of the Corporate Responsibility Committee are:

•	Cotton Mather Cleveland (Chair)

•	John F. Swope (Vice Chair)

•	Sanford Cloud, Jr.

•	E. Gail de Planque

•	John G. Graham

•	Elizabeth T. Kennan

The Corporate Responsibility Committee (formerly known as the Corporate Affairs Committee) reviews the policies and practices of Northeast Utilities and its subsidiaries on public issues having broad social or community significance, the implementation of those policies and the Company’s and subsidiaries’ conduct of business as responsible corporate citizens. The Committee’s responsibilities include oversight of the Company’s environmental, safety, diversity, and compliance and ethics activities, with the exception of those actions relating to financial, accounting or auditing matters, which are reviewed by the Audit Committee. Following each meeting, the Corporate Responsibility Committee reports to the full Board. The Corporate Responsibility Committee met three times in 2005. No member of the Corporate Responsibility Committee is an employee of Northeast Utilities or its subsidiaries.

Corporate Governance Committee

The members of the Corporate Governance Committee are:

•	Elizabeth T. Kennan (Chair)

•	Sanford Cloud, Jr. (Vice Chair)

•	James F. Cordes

•	E. Gail de Planque

•	Robert E. Patricelli

•	John F. Swope

The Corporate Governance Committee serves as a nominating committee, recommending criteria for new Trustees and identifying prospective Board candidates. The Corporate Governance Committee also evaluates the Board’s performance and, in conjunction with the Compensation Committee, establishes and implements an evaluation process for the Chief Executive Officer. Following each meeting, the Corporate Governance Committee reports to the full Board. The Corporate Governance Committee met nine times in 2005. No member of the Corporate Governance Committee is an employee of Northeast Utilities or its subsidiaries. The Board of Trustees has affirmatively determined that each member of the Corporate Governance Committee is independent (as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange).

Executive Committee

The members of the Executive Committee are:

•	Charles W. Shivery (Chair)

•	Elizabeth T. Kennan (Vice Chair)

•	Richard H. Booth

•	Cotton Mather Cleveland

•	John G. Graham

•	Robert E. Patricelli

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations set forth in Northeast Utilities’ Declaration of Trust, during the intervals between meetings of the Board. The Executive Committee met two times in 2005. Except for Mr. Shivery, no member of the Executive Committee is an employee of Northeast Utilities or its subsidiaries.

The Finance Committee

The members of the Finance Committee are:

•	Richard H. Booth (Chair)

•	James F. Cordes (Vice Chair)

•	Cotton Mather Cleveland

•	Sanford Cloud, Jr.

•	John G. Graham

•	Elizabeth T. Kennan

•	Robert E. Patricelli

The Finance Committee assists the Board in fulfilling its fiduciary responsibilities relating to financial plans, policies and programs for Northeast Utilities and its subsidiaries. Following each meeting, the Finance Committee reports to the full Board. The Finance Committee met nine times in 2005. No member of the Finance Committee is an employee of Northeast Utilities or its subsidiaries.

The Lead Trustee

Dr. Elizabeth T. Kennan has been designated as the Lead Trustee for the Board of Trustees. As Lead Trustee, her duties include acting as a liaison between the Board and the Chief Executive Officer of the Company, organizing the Board’s evaluation of the Chief Executive Officer, chairing non-management and (in the absence of the Chairman and the Vice Chairman, if any) executive sessions of the Board, and leading the Board in anticipating and responding to problems where management’s performance may be in question.

The Board of Trustees has adopted a written charter for each of these Committees and for the Lead Trustee, and written Corporate Governance Guidelines. The charters of each of the Committees, the Lead Trustee Charter and the Corporate Governance Guidelines of Northeast Utilities are available on the Company’s web site at http://www.nu.com/investors/corporate_gov/default.asp. Printed copies of these materials are also available to any shareholder upon written request to the Secretary of the Company at the address set forth on page 5 of this proxy statement.

SELECTION OF TRUSTEES

As set forth in its charter, it is the responsibility of the Corporate Governance Committee to identify individuals qualified to become members of the Board of Trustees and to recommend the election of the nominees at the annual meeting of shareholders. The Company has from time to time retained the services of a third party executive search firm to assist it in identifying and evaluating such individuals.

As provided in the Company’s Corporate Governance Guidelines, the Corporate Governance Committee seeks nominees with these qualifications:

Trustees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Board should represent diverse experience at policy-making levels in business, government, education, community and charitable organizations as well as areas that are relevant to the Company’s activities. The Corporate Governance Committee shall also seek diversity in gender, ethnicity and personal background when considering candidates for Board membership

Shareholders wishing to provide information concerning potential candidates for membership on the Board of Trustees may address such information, in writing, to the Secretary of the Company at the mailing address set forth on page 5 of this proxy statement. The communication must identify the writer as a shareholder of Northeast Utilities and provide sufficient detail for the Corporate Governance Committee to consider the nominee’s qualifications.

COMMUNICATIONS FROM SHAREHOLDERS

It is the policy of Northeast Utilities to provide a method for shareholders to communicate with the Board of Trustees, the non-management Trustees as a group, or individual Trustees, including the Lead Trustee, Dr. Elizabeth T. Kennan. In furtherance of this policy, the Board has designated the Secretary of Northeast Utilities as the contact person for such communications. Written communications from shareholders that are addressed to the Board, the non-management Trustees or individual Trustees, including the Lead Trustee, in care of the Secretary at the mailing address set forth on page 5 of this proxy statement, and which properly identify the sender, will be forwarded by the Secretary to the intended recipient or recipients.

THE CODE OF ETHICS AND THE STANDARD OF BUSINESS CONDUCT

The Company has adopted a Code of Ethics for Senior Financial Officers (Chief Executive Officer, Chief Financial Officer and Controller) and a Standards of Business Conduct which is applicable to all Trustees, officers, employees, contractors and agents of the Company and its subsidiaries. The Code of Ethics and the Standards of Business Conduct are both posted on the Company’s web site and are available at http://www.nu.com/investors/corporate_gov/default.asp on the Internet. Information pertaining to amendments and waivers from the Code of Ethics will be posted at this site. Printed copies of the Code of Ethics and the Standards of Business Conduct are also available to any shareholder upon written request to the Secretary of the Company at the address set forth on page 5 of this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The law firm of Sulloway & Hollis, P.L.L.C. provided legal services to various subsidiaries of Northeast Utilities during 2005, and received approximately $114,000 for such services. Ms. Cleveland, who is standing for re-election as a Trustee of Northeast Utilities, is married to John B. Garvey, who was a partner in the firm through December 31, 2005, but is no longer affiliated with the firm. None of the services provided by Sulloway & Hollis, P.L.L.C. were provided by Mr. Garvey personally, and Mr. Garvey receives no special compensation as a result of the firm’s relationship with the Company. The firm has provided legal services to Public Service Company of New Hampshire, a subsidiary of Northeast Utilities acquired by merger in 1992, since its formation over 75 years ago.

TRUSTEE INDEPENDENCE

Northeast Utilities has adopted Corporate Governance Guidelines incorporating independence standards that meet those contained in the Listed Company Manual of the New York Stock Exchange. In addition, NU has adopted an additional standard under which a charitable relationship will not be considered to be a material relationship that would impair a Trustee’s independence if a Trustee serves as an officer, director or Trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization, in the aggregate, do not exceed the greater of 1) $200,000 or (2) two percent of the organization’s total annual charitable receipts or latest publicly available operating budget.

The Corporate Governance Committee of the Board of Trustees conducts an annual review of the independence of the members of the Board and reports its findings to the full Board. Applying NU’s Corporate Governance Guidelines, the Corporate Governance Committee, assisted by legal counsel, and based on responses to questionnaires completed by the Trustees, reviewed and considered relationships and transactions between NU, its affiliates and subsidiaries, on the one hand, and each Trustee, entities affiliated with him or her, and/or any member of his or her immediate family, on the other hand. The Corporate Governance Committee also reviewed the Company’s charitable donations to organizations as to which Board members or their immediate family members serve as officers or directors. None of these relationships was deemed to be material to the Trustees or likely to impair the independence of any of the Trustees. Likewise, the Corporate Governance Committee also examined relationships and transactions between each Trustee and (a) senior management of the Company and (b) the Company’s independent auditors, to ascertain whether a Trustee’s independence is compromised.

As a result of this review, based on the recommendation of the Corporate Governance Committee, on February 14, 2006, the Board of Trustees affirmatively determined that each of its non-employee members satisfied the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the current listing standards and rules of the New York Stock Exchange and Securities and Exchange Commission and under Northeast Utilities’ Corporate Governance Guidelines. In reaching this determination with respect to Ms. Cleveland, the Board considered the length of the relationship between Public Service Company of New Hampshire and the law firm of Sulloway & Hollis, P.L.L.C. described above, the lack of any direct benefit to Ms. Cleveland or her husband and the fact that her husband is no longer affiliated with Sulloway & Hollis, P.L.L.C., and concluded that this relationship was not material and thus does not affect Ms. Cleveland’s independence as a Trustee.

MEETINGS OF THE BOARD AND ITS COMMITTEES

In 2005, the Trustees held 25 board meetings, the non-management Trustees held 5 meetings, and the Board, the non-management Trustees and the Committees of the Board held a total of 71 meetings, taking into account that certain meetings were jointly held by various committees. In 2005 each Trustee attended at least 97 percent of the aggregate of the total number of meetings of the full board and the total number of meetings of committees on which he or she serves. Dr. Kennan, as Lead Trustee, presides over meetings of the non-management Trustees. All ten members of the Board of Trustees attended the Annual Meeting of Shareholders held on May 10, 2005. Board members are expected to attend annual meetings, but the Company has no written policy addressing this subject.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides, as of February 28, 2006, information as to persons who are known to Northeast Utilities to beneficially own more than five percent of the common shares of Northeast Utilities. Northeast Utilities has no other class of voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Lord, Abbett & Co. 90 Hudson Street Jersey City, NJ 07302	14,938,549	9.8%*

*	Based on an Amendment to Schedule 13G filed by Lord Abbett & Co. on February 1, 2006.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table provides information as of February 28, 2006, as to the beneficial ownership of the common shares of Northeast Utilities by each Trustee and nominee for Trustee, the Chief Executive Officer of NU, each of the executive officers of Northeast Utilities listed on the Summary Compensation Table on page 19 of this Proxy Statement, and all Trustees, nominees for Trustee and executive officers of NU as a group. Unless otherwise noted, each Trustee, nominee and executive officer has sole voting and investment power with respect to the listed shares. It is a policy of the Company that each member of the Board of Trustees be a shareholder of the Company. In addition, in 2005 the Company awarded executive officers restricted share units that vest over three years for the equity-based portion of the long-term incentive program. Except for Mr. Shivery, payment of half of the vested units is deferred an additional four years beyond vesting in order to further increase share ownership by executive officers. Payment of the restricted share units granted to Mr. Shivery is deferred until after retirement.

Name	Amount and Nature of Beneficial Ownership	Percent of Class	Deferred Shares Units(1)	Restricted Share Units(2)
Richard H. Booth(4)	6,000	(3)	14,320	0
Gregory B. Butler(5)	46,716	(3)	163	31,407
Cotton Mather Cleveland(6)	20,232	(3)	12,446	0
Sanford Cloud, Jr.(7)	24,918	(3)	1,026	6,155
James F. Cordes(8)	14,600	(3)	3,295	6,155
Lawrence E. De Simone	2,078	(3)	0	31,720
E. Gail de Planque(6)	22,191	(3)	3,206	4,551
John G. Graham	1,000	(3)	14,871	0
Cheryl W. Grisé(9)	219,714	(3)	2,606	56,397
Elizabeth T. Kennan(6)	18,755	(3)	13,241	1,500
Leon J. Olivier(10)	27,878	(3)	1,583	25,670
Robert E. Patricelli(6)	31,095	(3)	0	6,155
Charles W. Shivery(11)	75,319	(3)	3,143	142,184
John F. Swope(6)	22,361	(3)	11,498	0
All Trustees and Executive Officers as a Group (16 persons)	582,561	(3)	81,398	341,319

Notes:

(1)	“Deferred shares and units” includes common shares and restricted share units receipt of which has been voluntarily deferred, and which are recorded in the executive officer’s or Trustee’s account under the Northeast Utilities Deferred Compensation Plan for Trustees or the Northeast Utilities Deferred Compensation Plan for Executives. In each case the named individual has neither voting nor dispositive power with respect to these deferred shares or deferred restricted share units nor the ability to obtain beneficial ownership of the shares represented thereby within 60 days.

(2)	“Restricted share units” includes restricted share units issued under the Northeast Utilities Incentive Plan, receipt of which has not been voluntarily deferred and recorded in the executive officer’s or Trustee’s account under the Northeast Utilities Deferred Compensation Plan for Trustees or the Northeast Utilities Deferred Compensation Plan for Executives. In each case the named individual has neither voting nor dispositive power nor the ability to obtain beneficial ownership of the shares represented thereby within 60 days.
(3)	As of February 28, 2006, no Trustee or executive officer of Northeast Utilities beneficially owned more than one percent of the Northeast Utilities common shares outstanding.
(4)	Includes 5,000 shares that could be acquired by Mr. Booth pursuant to currently exercisable options.
(5)	Includes 29,800 shares that could be acquired by Mr. Butler pursuant to currently exercisable options, 12,680 shares held by Mr. Butler jointly with his wife with whom he shares voting and dispositive power, and 1,945 shares as to which Mr. Butler has sole voting and no dispositive power.
(6)	Includes 12,500 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.
(7)	Includes 7,500 shares that could be acquired by Mr. Cloud pursuant to currently exercisable options.
(8)	Includes 5,000 shares that could be acquired by Mr. Cordes pursuant to currently exercisable options.
(9)	Includes 171,228 shares that could be acquired by Mrs. Grisé pursuant to currently exercisable options, 5,746 shares as to which Mrs. Grisé has sole voting and no dispositive power, and 265 shares held by Mrs. Grisé’s husband as custodian for her children, with whom she shares voting and dispositive power.
(10)	Includes 19,900 shares that could be acquired by Mr. Olivier pursuant to currently exercisable options and 1,388 shares as to which Mr. Olivier has sole voting and no dispositive power.
(11)	Includes 29,024 shares that could be acquired by Mr. Shivery pursuant to currently exercisable options, 1,500 shares held jointly with Mr. Shivery’s wife with whom he shares voting and dispositive power, and 16,390 shares as to which Mr. Shivery has sole voting and no dispositive power.

EXECUTIVE COMPENSATION

The following tables present the cash and non-cash compensation received in the last three years by the Chief Executive Officer and the four highest paid executive officers of Northeast Utilities in 2005 (as described by the rules of the Securities and Exchange Commission):

Summary Compensation Table

	Year				Long Term Compensation
		Annual Compensation			Awards		Payouts	All Other Compensation($) (Note 3)
Name and Principal Position		Salary ($)	Bonus ($)	Other Annual Compen- sation($) (Note 1)	Restricted Share Award(s) ($) (Note 2)	Securities Underlying Options/Share Appreciation Rights (#)	Long Term Incentive Program Payouts ($)
Charles W. Shivery Chairman of the Board, President and Chief Executive Officer of NU (Note 4)	2005 2004 2003	840,000 799,380 554,616	635,166 200,000 674,000	7,565 3,754 8,946	787,493 866,244 220,004	— — —	— — —	43,108 43,150 16,639

Cheryl W. Grisé Executive Vice President of NU and Chief Executive Officer of CL&P, PSNH and WMECO (Note 5)	2005 2004 2003	518,000 505,539 451,538	403,239 234,949 581,513	2,316 5,000 13,216	321,165 387,494 324,994	— — —	— — —	23,297 229,321 184,587

Leon J. Olivier Executive Vice President of NU (Note 6)	2005 2004 2003	397,654 330,693 317,100	356,747 143,521 275,000	108,211 107,993 3,192	212,496 81,696 78,505	— — —	— — —	13,803 12,523 18,343

Lawrence E. De Simone President— Competitive Group of NU (Note 7)	2005 2004 2003	475,000 73,077 —	74,619 47,500 —	44,324 — —	302,815 — —	— — —	— — —	6,300 — —

Gregory B. Butler Senior Vice President and General Counsel of NU, CL&P, PSNH and WMECO (Note 8)	2005 2004 2003	348,654 304,615 244,615	264,925 75,316 232,200	4,234 760 4,473	170,634 250,003 109,995	— — —	— — —	8,926 12,785 6,000

Notes:

(1)	“Other Annual Compensation” for Mr. Olivier in 2005 includes $105,966 of supplemental pension payments payable under his previous employment agreement with Northeast Nuclear Energy Company, a subsidiary of NU. “Other Annual Compensation” for all named executive officers includes miscellaneous items such as reimbursement for financial planning expenses.

(2)

Restricted shares listed in the table are valued as of the date of grant. The aggregate number of restricted share holdings by the individuals named in the table was 218,328 shares, at December 31, 2005, with a value of $4,298,878. The restricted share holdings by each of the individuals named in the table and the value thereof, at December 31, 2005, were 95,776 common shares ($1,885,823) for Mr. Shivery; 16,625 common shares ($327,337) for Mr. De Simone; 62,073 common shares ($1,222,216) for Mrs. Grisé; 18,421 common shares ($362,708) for Mr. Olivier; and 25,434 common shares ($500,793) for Mr. Butler. Each of the individuals was awarded restricted share units as long term incentive compensation during 2005, which vest over three years, with 50 percent payable at vesting and 50 percent payable four years after vesting; with the exception of restricted share units awarded to Mr. Shivery, which vest over three years and are payable after retirement. Dividends on restricted share units are reinvested and additional shares added as a result of reinvestment are vested and paid on the same schedule. In addition, Mr. Shivery was awarded 25,000 restricted shares in 2004, upon his appointment as Chairman, President and CEO; these shares vest over four years and dividends are paid out during the vesting period. In 2003, Messrs. Shivery, Olivier and Butler and Mrs. Grisé were awarded restricted shares as long term compensation which vest over four years; dividends on these restricted shares are paid out during the vesting period. Payment of 50 percent of the 2003 annual incentive payout for Mr. Shivery and Mrs. Grisé was made in restricted share units which vest over three years and on which dividends are reinvested and are vested and paid out on the same schedule. Payment of 50 percent of the 2001 and 2002 annual bonuses of Mrs. Grisé was made on February 25, 2002 and February 25, 2003, respectively, in the form of restricted shares vesting one-third on each of the next three anniversaries of these payments; dividends on these restricted shares granted in 2003 are paid out during the vesting period.

(3)	“All Other Compensation” for 2005 consists of employer matching contributions under the Northeast Utilities Service Company 401k Plan, generally available to all eligible employees ($6,300 for each named officer) and matching contributions under the Deferred Compensation Plan for Executives (Mr. Shivery—$18,900, Mrs. Grisé—$9,240, and Mr. Olivier—$5,630) and dividends on restricted stock (Mr. Shivery—$17,908, Mrs. Grisé—$7,757, Mr. Olivier—$1,874 and Mr. Butler—$2,626).

(4)	Served as interim President effective January 1, 2004 and elected Chairman of the Board, President and Chief Executive Officer on March 29, 2004.

(5)	Served as President—Utility Group of NU until December 1, 2005 when she was elected Executive Vice President of NU.

(6)	Served as President of CL&P through January 17, 2005 when he was elected President—Transmission Group of NU until December 1, 2005 when he was elected Executive Vice President of NU.

(7)	Elected President—Competitive Group on October 25, 2004.

(8)	Elected Senior Vice President and General Counsel of CL&P, WMECO and PSNH, effective March 9, 2006.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/ SAR Values

	Shares With Respect to Which Options Were Exercised (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/ SARs at Fiscal Year End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Charles W. Shivery	—	—	29,024	—	22,929	—
Lawrence E. De Simone	—	—	—	—	—	—
Cheryl W. Grisé	—	—	171,228	—	210,069	—
Leon J. Olivier	—	—	19,900	—	10,989	—
Gregory B. Butler	—	—	29,800	—	25,925	—

(1)	The value of the unexercised options at fiscal year-end is based on a value of $19.69 per common share, the closing price of our common shares on the NYSE on December 30, 2005, less the per share exercise price.

Long-Term Incentive Programs – Awards in Last Fiscal Year

Grants of three-year cash performance units were made during 2005 under the Northeast Utilities Incentive Plan to the Company’s officers. Payments will be made in cash following the close of the performance period. Payments at the threshold, target, and maximum levels will be determined based on cumulative net income, average return on equity, average credit rating, and total shareholder return relative to thirteen utility companies, over the performance period. In the event of retirement before age 65, grants are prorated based on time in the performance period, their value is determined based on performance through the end of the performance period and the amounts are paid out at the end of the performance period. In the event of retirement after age 65, grants made prior to the calendar year of retirement are fully vested and grants made during the calendar year of retirement are prorated based on time in the performance period. The value of the grants is determined based on performance through the end of the performance period and the amounts are paid at the end of the performance period. In the event of death, disability, or a Change of Control, as defined, grants are prorated based on time in the performance period, their value is set at target and the amounts are immediately paid out. In the event of a Termination Upon a Change of Control, as defined, grants are fully vested, their value is set at target and the amounts are immediately paid out.

Grants in 2005 to the named executive officers were as follows:

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation Or Payout	Estimated Future Payouts Under Non-Share Price-Based Plans
Name			50% Threshold ($)	100% Target ($)	150% Maximum ($)
Charles W. Shivery	10,500	1/1/2005-12/31/2007	525,000	1,050,000	1,575,000
Lawrence E. De Simone	3,563	1/1/2005-12/31/2007	178,150	356,300	534,450
Cheryl W. Grisé	4,015	1/1/2005-12/31/2007	200,750	401,500	602,250
Leon J. Olivier	2,500	1/1/2005-12/31/2007	125,000	250,000	375,000
Gregory B. Butler	2,625	1/1/2005-12/31/2007	131,250	262,500	393,750

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Trustees and certain officers of Northeast Utilities and persons who beneficially own more than ten percent of the outstanding common shares of Northeast Utilities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on such reports, or written representations that no Form 5 was required, Northeast Utilities believes that for the year ended December 31, 2005, all such reporting requirements were complied with in a timely manner.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND

CHANGE IN CONTROL ARRANGEMENTS

NUSCO has entered into employment agreements with Messrs. Shivery, De Simone, Olivier and Butler and Mrs. Grisé. In addition, Mr. Olivier participates in the Special Severance Program for Officers of Northeast Utilities System Companies (the Special Severance Program) providing for benefits upon termination connected with a Change of Control, while other named executive officers have Change of Control benefits pursuant to the terms of the employment agreements. The agreements and the Special Severance Program are also binding on Northeast Utilities and, except for Mr. Shivery’s agreement, on certain majority-owned subsidiaries of Northeast Utilities.

The agreement with Mrs. Grisé was supplemented during 2001 to provide for special deferred compensation of $500,000, which payment was vested and paid in even installments (adjusted to reflect investment performance) on June 28, 2002, 2003 and 2004.

Mr. Olivier’s employment agreement provides for specified initial salary, restricted shares, and stock options, and retirement and other benefits.

The employment agreements, other than that with Mr. Olivier, obligate the officer to perform such duties as may be directed by the NUSCO Board of Directors or the Northeast Utilities Board of Trustees, protect the Company’s confidential information, refrain, while employed by the Company and for a period of time thereafter, from competing with the Company in a specified geographic area, and provide that the officer’s base salary will not be reduced below certain levels without the consent of the officer. These agreements provide that the officer will participate in specified benefits under the Supplemental Executive Retirement Plan (the Supplemental Plan) or other supplemental retirement programs (see Pension Benefits, below) and in certain executive incentive programs at specified incentive opportunity levels. These agreements also provide for a specified employment term and for automatic one-year extensions of the employment term unless at least six months’ notice of non-renewal (60 days’ notice in the case of Mr. Shivery) is given by either party. The employment term may also be ended by the Company for “cause,” as defined, at any time or by the officer on thirty days’ prior written notice for any reason. Where termination of employment occurs for “cause,” the agreements for Mr. Shivery, Mr. De Simone and Mr. Butler and for Mrs. Grisé provide that the supplemental retirement benefit will not be due except for the make-whole benefit. Absent “cause,” the Company may remove the officer from his or her position on sixty days’ prior written notice (except in the case of Mr. Shivery, where no notice period is required), but in the event the officer is so removed and signs a release of all claims against the Company, the officer will receive two years’ base salary plus annual incentive payments at target level, specified employee welfare and pension benefits, and vesting of specified long-term incentive compensation. In addition, under Mr. De Simone’s agreement, he would be entitled to these same separation benefits if his responsibilities were significantly reduced as the result of the sale or other disposition of NU Enterprises, Inc. unrelated to a Change of Control of NU, and he elected to terminate his employment.

These employment agreements (other than that for Mr. Olivier) contain Change of Control provisions providing benefits upon any termination of employment (for reasons other than disability, death, retirement at or after age 65 or “cause” ) following a Change of Control, as defined, between (a) the earlier of (i) the date shareholders approve a Change of Control transaction or (ii) a Change of Control transaction occurs and (b) the earlier of (i) the date, if any, on which the Board of Trustees abandons the transaction or (ii) the date two years following the Change of Control. Under these provisions, if the officer signs a release of all claims against the Company, the officer will be entitled to a lump sum payment consisting of two years base salary plus annual incentive payments at target level for each year, plus an additional year’s base salary plus annual incentive payment at target level for compliance with a covenant not to compete, along with specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock. Mr. Olivier is eligible for benefits on termination following Change of Control in accordance with the Special Severance Program, providing payment equal to two years’ annual base salary plus annual incentive payment at target level and vesting of performance share units, options and restricted stock. Each named executive officer, other than Mr. Olivier, would also receive additional benefits under the Supplemental Plan including eligibility for the make-whole benefit and the target benefit, regardless of the executive’s eligibility for early retirement under the Northeast Utilities Service Company Retirement Plan (the Retirement Plan). The named executive officers would also be eligible for more favorable actuarial reductions for early commencement of retirement benefits than otherwise provided under the terms of the Retirement Plan. A termination of employment preceding the actual date of the Change of Control may be subject to the same treatment provided above only with specific approval by the Board of Trustees.

To the extent that the sum of benefits payable upon termination following Change of Control comprises an “excess parachute payment” under the Internal Revenue Code for any of the named executive officers, each of the named executive officers will also receive a gross-up payment offsetting the additional excise tax imposed as a result of the “excess parachute payment,” and Federal, state and local taxes on such excise tax. Certain of the Change of Control provisions may be modified by the Board of Trustees prior to a Change of Control, on at least two years’ notice to the affected officer(s).

The descriptions of the various agreements set forth above are for purpose of disclosure in accordance with the proxy and other disclosure rules of the SEC and shall not be controlling on any party; the actual terms of the agreements themselves determine the rights and obligations of the parties.

PENSION BENEFITS

The tables on the following pages show the estimated annual retirement benefits that would be payable to a named executive officer upon retirement, assuming that retirement occurs at age 65 and that the officer is at that time not only eligible for a pension benefit under the Retirement Plan but also eligible for either the make-whole benefit or the make-whole benefit plus the target benefit under the Supplemental Plan. The Supplemental Plan is a non-qualified pension plan providing supplemental retirement income to system officers. The make-whole benefit under the Supplemental Plan, available to each named executive officer, makes up for benefits lost through application of certain tax code limitations on the benefits that may be provided under the Retirement Plan, and includes awards under the executive annual and long-term incentive plans and deferred compensation (as earned) as “compensation” under the plan (see Table I below). The target benefit under the Supplemental Plan further supplements these benefits and is available to officers at the Senior Vice President level and higher who are selected by the Board of Trustees to participate in the target benefit and who remain in the employ of Northeast Utilities companies until at least age 60 (unless the Board of Trustees sets an earlier age) (See Table II below). The formula for calculating the target benefit under the Supplemental Plan for officers who become eligible for the target benefit before February 1, 2005 uses an amount equal to 60 percent of the participant’s Final Average Compensation, as defined, and the formula for officers who become eligible on or after February 1, 2005 uses an amount equal to 50 percent of the participant’s Final Average Compensation. Each of the named executive officers is eligible for the target benefit at the 60 percent level, with the exception of Mr. Olivier, who is eligible solely for the make-whole benefit and is not eligible for the target benefit. Mr. Olivier also has a special retirement benefit pursuant to his employment arrangement (see below).

In addition, Mr. Shivery’s employment agreement provides for a special retirement benefit consisting of an amount equal to the difference between: (i) the equivalent of fully-vested benefits under the Retirement Plan and the Supplemental Plan calculated by adding three additional years to his actual service and using an early retirement commencement reduction factor of two percent per year for each year Mr. Shivery’s age at retirement commencement is under age 65, if better than the factors then in use under the Retirement Plan, and (ii) benefits otherwise payable from the Retirement Plan and the Supplemental Plan.

The terms of Mr. Olivier’s employment provide for certain supplemental pension benefits in lieu of a make-whole benefit if certain eligibility requirements are met, in order to provide a benefit similar to that provided by his previous employer. Under this arrangement, if Mr. Olivier remains in continuous employment with the Company until September 10, 2011 (or earlier with the Company’s permission), he will be eligible for a special benefit, subject to reduction for termination prior to age 65, of three percent of Final Average Compensation for each of his first 15 years of service since September 10, 2001, plus one percent of Final Average Compensation for each of the second 15 years of service. Alternatively, if he does not voluntarily terminate his employment with the Company prior to his 60th birthday, or upon earlier termination upon a Change of Control, as defined in the Special Severance Program, he may receive upon retirement a lump sum payment of $2,050,000 in lieu of the make-whole benefit and the benefit described in the preceding sentence. These supplemental pension benefits will be offset by the value of any benefits he receives from the Retirement Plan. If the conditions described above are not met, then Mr. Olivier would be eligible for the make-whole benefit under the Supplemental Plan.

TABLE I

ANNUAL BENEFIT FOR OFFICERS ELIGIBLE FOR MAKE-WHOLE BENEFIT

Final Average Compensation	Years of Credited Service
	15	20	25	30	35
$ 200,000	$43,078	$57,437	$71,797	$86,412	$101,028
250,000	54,328	72,437	90,547	108,912	127,278
300,000	65,578	87,437	109,297	131,412	153,528
350,000	76,828	102,437	128,047	153,912	179,778
400,000	88,078	117,437	146,797	176,412	206,028
450,000	99,328	132,437	165,547	198,912	232,278
500,000	110,578	147,437	184,297	221,412	258,528
600,000	133,078	177,437	221,797	266,412	311,028
700,000	155,578	207,437	259,297	311,412	363,528
800,000	178,078	237,437	296,797	356,412	416,028
900,000	200,578	267,437	334,297	401,412	468,528
1,000,000	223,078	297,437	371,797	446,412	521,028
1,100,000	245,578	327,437	409,297	491,412	573,528
1,200,000	268,078	357,437	446,797	536,412	626,028
1,300,000	290,578	387,437	484,297	581,412	678,528
1,400,000	313,078	417,437	521,797	626,412	731,028
1,500,000	335,578	447,437	559,297	671,412	783,528
1,600,000	358,078	477,437	596,797	716,412	836,028
1,700,000	380,578	507,437	634,297	761,412	888,528
1,800,000	403,078	537,437	671,797	806,412	941,028

TABLE II

ANNUAL BENEFIT FOR OFFICERS ELIGIBLE FOR

MAKE WHOLE PLUS 60% TARGET BENEFIT

Final Average Compensation	Years of Credited Service
	15	20	25	30	35
$ 200,000	$72,000	$96,000	$120,000	$120,000	$120,000
250,000	90,000	120,000	150,000	150,000	150,000
300,000	108,000	144,000	180,000	180,000	180,000
350,000	126,000	168,000	210,000	210,000	210,000
400,000	144,000	192,000	240,000	240,000	240,000
450,000	162,000	216,000	270,000	270,000	270,000
500,000	180,000	240,000	300,000	300,000	300,000
600,000	216,000	288,000	360,000	360,000	360,000
700,000	252,000	336,000	420,000	420,000	420,000
800,000	288,000	384,000	480,000	480,000	480,000
900,000	324,000	432,000	540,000	540,000	540,000
1,000,000	360,000	480,000	600,000	600,000	600,000
1,100,000	396,000	528,000	660,000	660,000	660,000
1,200,000	432,000	576,000	720,000	720,000	720,000
1,300,000	468,000	624,000	780,000	780,000	780,000
1,400,000	504,000	672,000	840,000	840,000	840,000
1,500,000	540,000	720,000	900,000	900,000	900,000
1,600,000	576,000	768,000	960,000	960,000	960,000
1,700,000	612,000	816,000	1,020,000	1,020,000	1,020,000
1,800,000	648,000	864,000	1,080,000	1,080,000	1,080,000

The make-whole and target benefits presented in the tables above are based on a straight life annuity with a 33 1/3 percent and 50 percent, respectively, spousal benefit beginning at age 65 and do not take into account any additional reduction for joint and survivorship annuity payments. Final average compensation for purposes of calculating the target benefit is the highest average annual compensation of the participant during any 36 consecutive months compensation was earned. Final average compensation for purposes of calculating the make-whole benefit is the highest average annual compensation of the participant during any 60 consecutive months compensation was earned. Compensation for these benefits includes the annual salary and bonus shown in the Summary Compensation Table (including “earned” deferred compensation) and, for the make-whole benefit for officers hired before November 1, 2001, and for the target benefit for officers who were hired before November 1, 2001 and eligible for the target benefit prior to October 2003, an amount that represents the target annual value of 2001 long-term incentive compensation. Compensation for purposes of these benefits does not include employer matching contributions under the 401k Plan. In the event that an officer’s employment terminates because of disability, the retirement benefits shown above would be offset by the amount of any disability benefits payable to the recipient that are attributable to contributions made by Northeast Utilities and its subsidiaries under long-term disability plans and policies.

The compensation covered by the Supplemental Plan in 2005 for Mr. Shivery, Mr. De Simone, Mrs. Grisé and Mr. Butler for the target benefit was $1,475,166, $549,619, $1,050,439, and $613,583, respectively, and the compensation covered by the Supplemental Plan for Mr. Olivier for the make-whole benefit was $754,401.

As of December 31, 2005, the named executive officers participating in the Supplemental Plan had attained the following years of credited service for purposes of the Supplemental Plan: Mr. Shivery – 3, Mr. De Simone – 1, Mr. Olivier – 6, Mrs. Grisé – 25, and Mr. Butler – 9.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

The following table sets forth the number of common shares of Northeast Utilities issuable under the equity compensation plans of the Northeast Utilities System, as well as their weighted exercise price, in accordance with the rules of the Securities and Exchange Commission:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,224,816	$18.319	See Note 1
Equity compensation plans not approved by security holders	0	0	None

Total	1,224,816	18.319	See Note 1

Note:

(1)	Under the Northeast Utilities Incentive Plan, 7,379,357 shares were available for issuance as of December 31, 2005. In addition, an amount equal to one percent of the outstanding shares as of the end of each year becomes available for issuance under the Incentive Plan the following year. Under the Northeast Utilities Employee Share Purchase Plan II, 6,517,239 additional shares are available for issuance. Each such plan expires in 2008.

TRUSTEE COMPENSATION

Each Trustee who is not an employee of Northeast Utilities or its subsidiaries receives an annual retainer. The Lead Trustee and the Chairs of the Audit, Compensation, Corporate Affairs, Corporate Governance and Finance Committees receive additional annual retainers. All retainers are payable quarterly. The following table sets forth the amounts of the retainers for 2005 and 2006:

	2005	2006
Trustees	$25,000	$45,000
Lead Trustee	$50,000	$50,000
Audit Committee Chair	$20,000	$20,000
Compensation Committee Chair	$15,000	$15,000
Corporate Responsibility Committee Chair	$7,500	$7,500
Corporate Governance Committee Chair	$7,500	$7,500
Finance Committee Chair	$7,500	$10,000

One-half of the value of the retainers to the Chairs of the Audit and Compensation Committees is payable in the form of common shares of NU.

During 2005, each non-employee Trustee received $1,500 for each meeting of the Board of Trustees attended in person and $1,250 for each Committee meeting attended in person. For participation in a meeting by conference telephone, each non-employee Trustee received $1,000 for a Board meeting and $850 for a Committee meeting, except that members of the Audit Committee received $1,250 for certain meetings held by conference telephone during 2005. For 2006, non-employee Trustees received $1,500 for each meeting of the full Board and $1,250 for each Committee meeting through March 7, 2006, regardless of whether attendance was in person or by conference telephone. Subsequent to March 7, 2006, Trustees will receive $1,500 for each Board meeting and each Committee meeting attended, regardless of whether attendance is in person or by conference telephone.

A non-employee Trustee who is asked by either the Board of Trustees or the Chairman of the Board to perform extra Board-related services in the interest of the Northeast Utilities System may receive additional compensation of $750 per half-day plus necessary expenses. In addition, when the spouses of Trustees are invited to attend functions of the Board, the Company pays for the travel-related expenses of the spouses that attend such functions. The payment of a Trustee’s spousal expenses is considered imputed income to the individual Trustee and the Company makes a gross-up payment to each such Trustee to cover the tax liability for the imputed income associated with such spousal expenses. The cumulative amount of such spousal travel expenses, including gross-up amounts, paid by the Company in 2005 was approximately $45,165.

Under the terms of the Northeast Utilities Incentive Plan, each non-employee Trustee is also eligible for stock-based grants. In January 2006, each non-employee Trustee was granted 3,000 restricted share units under the Incentive Plan. Subject to any deferral election in effect, half of these units were paid as newly-issued shares in January 2006 and half will be paid as newly-issued shares in January 2010 whether or not such individual is then a Trustee.

In January 2006, each non-employee Trustee was granted 3,000 restricted share units under the Incentive Plan. If a Trustee leaves the Board prior to January 10, 2007, such Trustee will forfeit a pro rata portion of these units. Absent such forfeiture, and subject to any deferral election in effect, half of these units will be paid as newly-issued shares in January 2007 and half will be paid as newly-issued shares in January 2011, whether or not such individual is then a Trustee.

Prior to the beginning of each calendar year, non-employee Trustees may irrevocably elect to have all or any portion of their retainers and fees paid in the form of common shares of Northeast Utilities. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of some or all cash and/or share compensation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee’s Responsibilities

The Compensation Committee oversees the compensation and benefits of employees, with overall authority to establish and interpret the executive compensation programs. The Committee: (i) jointly with the Corporate Governance Committee, reviews and approves corporate goals and individual objectives relevant to the compensation of the Chief Executive Officer (CEO), and evaluates the CEO’s performance in light of those goals and objectives; (ii) establishes the CEO’s compensation based on such evaluation; (iii) oversees the evaluation of executive officers other than the CEO and reviews and approves their compensation levels; and (iv) makes recommendations to the Board with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive compensation and benefits plans, policies and practices. The Committee retains outside compensation experts in reviewing compensation trends and comparable market data, setting the level and composition of executive compensation, and establishing and implementing compensation programs.

The role and responsibilities of the Committee are set forth in the Committee’s Charter, which was approved by the Board of Trustees and is reviewed annually. The Committee’s membership is determined by the Board on the recommendation of the Corporate Governance Committee and is composed entirely of independent Trustees. The Committee met seven times during the year, including from time to time in executive session. The Chair of the Committee reports to the full Board following each Committee meeting.

This report summarizes the compensation philosophy and policies that the Committee applied in making executive compensation decisions.

Compensation Philosophy

The Committee has established compensation programs designed to:

•	Align executives’ interests with those of Northeast Utilities’ shareholders by using equity-based incentives as a significant part of executives’ compensation and by using a variety of performance criteria that reflect shareholder interests;

•	Attract and retain key executives by providing total compensation competitive with that of other executives employed by companies of similar size, complexity and lines of businesses;

•	Motivate executives and key employees to achieve strong financial and operational performance;

•	Emphasize performance-based compensation that balances rewards for short-term and long-term business results;

•	Reward corporate and individual performance; and

•	Encourage long-term commitment to the Company.

Components of Compensation

The principal components of executive compensation that support the Company’s compensation philosophy are base salary and annual and long-term incentive programs. In making compensation decisions for each executive officer, the Committee considers individual performance, level of responsibility, skills and experience, and corporate and business unit performance.

•	2005 Base Salary – The Committee sets the annual base salary for each executive officer. The Committee periodically adjusts base salaries to reflect considerations such as changes in responsibility, market sensitivity, recommendations of the CEO regarding individual performance and internal equity. The goal for the base pay component is to compensate executive officers at a level that is commensurate with the median salaries of individuals in comparable positions and markets, focused primarily on the utility industry. The Committee reviewed marketplace compensation levels and adjusted salaries for some executive officers for 2005.

•	2005 Annual Incentive Program – This program provides annual incentives to promote the achievement of previously established performance objectives of the Company, the executive and his or her business unit. Awards under the Program are directly related to performance against goals that measure business success at each executive officer and business unit level. The Annual Incentive Program is based in part on adjusted net income goals. Those adjustments involve exclusions of particular gains or losses that the Compensation Committee, with the advice of the Finance Committee, believes do not properly reflect ongoing operating income for incentive compensation purposes. In addition, adjusted net income financial performance thresholds are set by the Compensation Committee that must be achieved before an individual can be eligible for all or part of an incentive award.

Target incentive opportunities under this Program are established at the median in the market for individuals in comparable positions, focused primarily on the utility industry. Incentive awards may equal up to 200% of target when outstanding financial and operational results are achieved. Awards are paid in cash.

For 2005 and forward, the Committee determined that adjusted net income would exclude the effects of the divestiture of the Company’s competitive businesses. This decision was made so that most members of management would not face incentive compensation losses for making what the Committee believes was a correct strategic decision. With that exclusion, adjusted net income thresholds were achieved in 2005 for the Company and most of its individual business units, with the exception of certain segments of the competitive businesses, enabling awards based on achievement of financial, strategic, and operational goals in those units. In February 2006 the Committee awarded 27 executive officers a total of $3.8 million in incentive awards equivalent to 102% of the 2005 Annual Incentive Program pool at target.

•	2005-2007 Long-Term Incentive Program – The Committee has structured long-term incentive compensation to align with shareholder interests, reward performance, and encourage long-term commitment. Long-term incentive awards are made early in the year to each executive officer and certain key employees of the Company. Target incentive opportunities under this Program are established at the median in the market for individuals in comparable positions, focused primarily on the utility industry. One-half of the target long-term incentive value is awarded in restricted share units, and one-half is awarded as performance cash units.

In 2005 the Company continued its practice of awarding restricted share units that vest over three years for the equity-based portion of the long-term incentive program.

Except for the CEO, payment of half of the vested units was deferred an additional four years beyond vesting in order to further increase share ownership. For the CEO, payment of all of the vested units was deferred until after retirement from the Company. In 2005 the Company awarded 157,831 restricted share units to 28 executive officers. The total award was made at 24% less than target in recognition of the financial underperformance of the company due to losses in certain competitive businesses in 2004.

The three-year performance cash portion of the long-term incentive program rewards corporate performance from January 1, 2005 through December 31, 2007. In 2005 the Company awarded three-year performance cash units with a total target value of $3.9 million to 28 executive officers. These three-year performance cash units will be valued at the end of the period based on achieving pre-established levels of:

•	Cumulative net income;

•	Average return on equity;

•	Average credit rating; and

•	Total shareholder return relative to a group of comparable utility companies.

Cumulative net income and average return on equity are directly related to the Company’s multi-year business plan at the time of the award, and will be measured exclusive of the effects of the divestiture of the Company’s competitive businesses. Final payments may equal up to 150% of target when outstanding results are achieved.

•	2002-2004 Performance Cash Units: Similar performance cash units were awarded in 2002. The ultimate value of these performance cash awards was based on the achievement of average net income growth goals over the three years ending December 31, 2004. In 2005 the Committee determined that average net income growth was below the pre-established minimum performance level and, as such, no payments were made under that program.

•	2003-2005 Performance Cash Units: Performance cash units were also awarded in 2003. The ultimate value of these performance cash awards was based on the achievement of cumulative net income goals over the three years ending December 31, 2005. In 2006 the Committee determined that cumulative net income was below the pre-established minimum performance level and, as such, no payments were made under that program.

•	2004-2006 Performance Cash Units: Performance cash units were also awarded in 2004. The ultimate value of these performance cash awards will be based on the achievement of cumulative net income goals over the three years ending December 31, 2006.

2006 Executive Compensation

The Compensation Committee assessed the executive compensation program for 2006 to assure its continued alignment with the Company’s strategic business direction and shareholder interests, and competitiveness in the market. As a result of this review:

•	The Committee refined the comparative market to focus primarily on the regulated utility industry to reflect the strategic redirection of the Company.

•	The Committee reaffirmed the current design for the annual incentive program, which directly relates an individual’s potential incentive award to the performance of the specific business unit that he or she can directly impact.

•	The Committee confirmed the current approach to long-term incentive compensation based on the use of equity that is valued based on share price and delivered in the form of restricted share units, and three-year performance cash units that are valued and paid in cash based on the attainment of pre-established business criteria over three–year forward rolling measurement periods. One-half of the target long-term incentive value is awarded in restricted share units, and one-half is awarded as performance cash units.

The total number of restricted share units awarded to all executive officers is adjusted from target based on the previous year’s performance, that year’s contribution to the Company’s longer-term strategic direction, and the need to motivate future performance. Each executive officer will be awarded restricted share units reflecting performance and contribution of the individual. These restricted share units vest over three years.

Three-year performance cash units are awarded to executives, which will be valued at the end of the three-year performance period from January 1, 2006 through December 31, 2008 based on achieving pre-established levels of:

•	Cumulative net income;

•	Average return on equity;

•	Average credit rating; and

•	Total shareholder return relative to a group of comparable utility companies.

Cumulative net income and average return on equity are directly related to the Company’s multi-year business plan at the time of the award, and will be measured exclusive of the effects of the divestiture of the Company’s competitive businesses. The ultimate value of the performance cash units, if any, will be determined at the end of the three-year performance period and paid in cash.

•	The Committee confirmed the current approach of deferring a portion of equity units after they vest in order to increase retention of shares by executive officers.

Compensation of the Chief Executive Officer

The CEO’s compensation is set pursuant to an evaluation process developed by the Committee in conjunction with the Corporate Governance Committee of the Board of Trustees. The CEO participates in the same compensation programs and receives compensation based on the same criteria as the Company’s other executive officers. However, the CEO’s compensation reflects the greater policy- and decision-making authority that the CEO holds and the higher level of responsibility he has with respect to the strategic direction of the Company and its financial and operating results. The components of Mr. Shivery’s 2005 compensation were:

•	Base Salary: After a market review, and in conjunction with a change in the timing of annual salary reviews from September to the next March for executive officers in general, the Committee decided that the CEO’s salary would remain at $840,000 for 2005.

•	2005 Annual Incentive Award: The CEO’s annual incentive target for 2005 was equal to 100% of salary earned, or $840,000. Awards paid under the Program are directly related to the Company’s performance against a corporate adjusted net income goal and the CEO’s performance against specific individual goals established in advance.

While the corporate adjusted net income goal was achieved in 2005 given the exclusion of the effects of the divestiture of the competitive businesses, the Committee concluded that the Company’s actual reported loss had to be taken into account in the determination of the CEO’s bonus. However, in recognition of Mr. Shivery’s material contribution toward the positive results of the regulated operating companies, and his leadership in positioning NU for the future, including the successful equity offering and a total shareholder return of 8% for the year, he received an incentive award of $635,166, or approximately 76% of his target annual award.

•	2005-2007 Long-Term Incentive Awards: In March 2005 Mr. Shivery received 41,799 restricted share units that vest upon continued employment equally in February 2006, 2007, and 2008. This award represents 25% less than target in recognition of the financial underperformance of the company due to losses in the competitive businesses in 2004. Mr. Shivery was awarded three-year performance cash units with a target value of $1,050,000. These three-year performance cash units will be valued at the end of the period based on the criteria described above for Executive Compensation.

•	2002-2004 and 2003-2005 Performance Cash Units: Performance cash units were awarded to Mr. Shivery in 2002 and 2003 under the Company’s executive compensation program. As described above, the Committee determined that net income results were below the pre-established minimum performance levels for each of the two periods and, as such, no payment was made to Mr. Shivery or to any other executive under those programs.

•	2004-2006 Performance Cash Units: Performance cash units were awarded to Mr. Shivery in 2004. The ultimate value of these performance cash awards will be based on the achievement of cumulative net income goals over the three years ending December 31, 2006.

Compliance with Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct annual compensation in excess of $1 million paid to certain employees, generally the CEO and four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. The Committee believes that its compensation program adequately responds to issues raised by the deductibility cap placed on executive salaries by Section 162(m) due to the Company’s use of qualified performance-based compensation in Company incentive programs and through the use of additional deferral of payout of equity compensation. While the Company makes every effort to assure that the compensation it pays is eligible to be deducted in computing net income, where compliance with the terms of Section 162(m) conflicts with the Company’s compensation philosophy, or with what the Committee believes is in the best interests of the Company and its shareholders, the Committee could conclude that payment of non-deductible compensation is appropriate under the circumstances. The Committee does not presently anticipate that compensation realized by any executive officer under the Company’s plans and programs now in effect will result in a material loss of tax deductions.

The Committee has directed the preparation of this report and has approved its content and submission to shareholders.

Respectfully submitted,

Robert E. Patricelli, Chair

E. Gail de Planque, Vice Chair

Richard H. Booth

Sanford Cloud, Jr.

James F. Cordes

Elizabeth T. Kennan

Dated: March 7, 2006

SHARE PERFORMANCE CHART

The following chart compares the cumulative total return on an investment in Northeast Utilities common shares with the cumulative total return of the S&P 500 Stock Index and the S&P Electric Companies Index over the last five fiscal years, in accordance with the rules of the SEC, assuming $100 invested on January 1, 2000 in Northeast Utilities common shares, the S&P 500 Index and the S&P Electric Companies Index, with all dividends reinvested. Total return of Northeast Utilities common shares assumes reinvestment of all dividends on payment date. Values shown are as of December 31 of each year.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF AUDITORS

The independent registered public accounting firm of Deloitte & Touche LLP was appointed by the Audit Committee to serve as independent auditors of Northeast Utilities and its subsidiaries for 2005. The Shareholders ratified the selection of Deloitte & Touche LLP as the independent auditors for Northeast Utilities and its subsidiaries at the 2005 Annual Meeting of Shareholders. Pursuant to the recommendation of the Audit Committee, the Board of Trustees now recommends that shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP to conduct an audit of Northeast Utilities and its subsidiaries for 2006. The Declaration of Trust of the Company does not require that its shareholders ratify the selection of independent auditors. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders. This is consistent with the responsibilities of the Audit Committee as outlined in its charter.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders at the meeting.

The affirmative vote of a majority of those votes cast at the meeting is required to ratify the selection of Deloitte & Touche LLP.

The Board of Trustees recommends that shareholders vote FOR this proposal.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Pre-Approval of Services Provided by Principal Auditors

The Audit Committee has established policies and procedures regarding the pre-approval of services provided by the principal auditors. Those policies and procedures delegate pre-approval of services to the Audit Committee Chair and/or Vice Chair provided that such offices are held by Trustees who are “independent” within the meaning of the Sarbanes-Oxley Act of 2002 and that all such pre-approvals are presented to the Audit Committee at the next regularly scheduled meeting of the Committee.

Fees Paid to Principal Auditor

The Company’s principal auditor was paid fees aggregating $3,535,700 and $2,930,455 for the years ended December 31, 2005 and 2004, respectively, comprised of the following:

1.    Audit Fees

The aggregate fees billed to NU and its subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) for audit services rendered for the years ended December 31, 2005 and

2004 totaled $3,309,000 and $2,679,300, respectively. The audit fees were incurred for audits of the annual consolidated financial statements of NU and its subsidiaries, reviews of financial statements included in quarterly reports on Form 10-Q of NU and its subsidiaries, comfort letters, consents and other costs related to registration statements and financings. The fees also included audits of internal controls over financial reporting as of December 31, 2005 and 2004.

2.    Audit Related Fees

The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for audit related services rendered for the years ended December 31, 2005 and 2004 totaled $148,000 and $174,950, respectively, primarily related to the examination of management’s assertions of CL&P’s, PSNH’s and WMECO’s securitization subsidiaries and the Company’s 401k Plan.

3.    Tax Fees

The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for tax services for the years ended December 31, 2005 and 2004 totaled $55,000 and $54,965, respectively. These services related solely to reviews of tax returns. There were no services related to tax advice or tax planning.

4.    All Other Fees

The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for the years ended December 31, 2005 and 2004 for services other than the services described above totaled $23,700 and $21,240, respectively, related to tax return software licensing.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. No services were provided which were not pre-approved.

The Audit Committee has considered whether the provision by the Deloitte Entities of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence and has concluded that the Deloitte Entities were and are independent of the Company in all respects.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is solely responsible for oversight of the relationship of Northeast Utilities with its independent auditors on behalf of the Board of Trustees. As part of its responsibilities, during 2005, the Audit Committee:

•	received from the independent auditors the written disclosure, including the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and has discussed these matters and the independent auditors’ independence with the independent auditors as required by the Securities and Exchange Commission independence rules, Rule 2-01 of regulation S-X;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	reviewed and discussed the audited consolidated financial statements of Northeast Utilities for the years ended December 31, 2005 and 2004 with management.

The Board of Trustees and the Audit Committee are aware of the requirements of the Sarbanes-Oxley Act of 2002, the recent increased scrutiny of financial statement disclosures of publicly held companies and the related rulemaking issued by the Securities and Exchange Commission. The Audit Committee has discussed the appropriateness and adequacy of disclosures in the consolidated financial statements with management and the independent auditors in light of this guidance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements be included in Northeast Utilities’ Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

The Committee has directed the preparation of this report and has approved its content and submission to shareholders.

Respectfully submitted,

John G. Graham (Chair)

Richard H. Booth (Vice Chair)

James F. Cordes

E. Gail de Planque

Elizabeth T. Kennan

John F. Swope

Dated: March 7, 2006

OTHER MATTERS

The Board of Trustees knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

By order of the Board of Trustees,

Kerry J. Kuhlman Vice President and Secretary

ANNUAL REPORT TO SHAREHOLDERS AND

ANNUAL REPORT ON FORM 10-K

Northeast Utilities’ Annual Report to Shareholders for the year ended December 31, 2005, including financial statements, is being mailed with or prior to this proxy statement. An additional copy of the Annual Report will be mailed to any shareholder upon request. Northeast Utilities will provide shareholders with a copy of its 2005 Annual Report on Form 10-K to the SEC, including the financial statements and schedules thereto, without charge, upon receipt of a written request sent to:

O. Kay Comendul

Assistant Secretary

Northeast Utilities

Post Office Box 270

Hartford, Connecticut 06141-0270

APPENDIX A

Audit Committee Charter

Purpose

The Audit Committee of Northeast Utilities (the “Company”) is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditors’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and financial literacy requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. The Company shall use all reasonable and prudent efforts to have at least one member of the Audit Committee who is an audit committee financial expert as defined by the Commission. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee. One of the members of the Audit Committee shall be designated by the Board to be Chairman. Audit Committee members may be removed by the majority vote of the independent Trustees at any time.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditors (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall maintain minutes of its meetings and provide copies of the minutes to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Corporate Governance Committee for approval. The Audit Committee shall annually review the Audit Committee’s own performance and report its findings to the Board.

The Audit Committee, as necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditors the Company’s quarterly financial statements, including disclosures made in the management’s discussion and analysis portion thereof, prior to the filing of its Form 10-Q, including the results of the independent auditors’ review of the quarterly financial statements.

3.	Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any corrective actions taken in light of material control deficiencies.

4.	Review and discuss as required reports from the independent auditors on:

a.	All critical accounting policies and practices to be used.

b.	All material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

c.	Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

d.	All other matters required by Statement on Auditing Standards No. 61.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditors the financial accounting and reporting effects of regulatory and accounting initiatives and any off-balance sheet structures.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment, risk management policies and business continuity planning.

8.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditors

9.	Review and evaluate the lead partner of the independent auditors’ team.

10.	Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control, peer or Public Company Accounting Oversight Board review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Company. Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditors to the Board.

11.	Monitor the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

12.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company.

13.	Meet with the independent auditors prior to the annual audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

14.	Approve the appointment, replacement, reassignment or dismissal of the senior internal auditing executive.

15.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

16.	Review with the internal auditing department, management and independent auditors the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit and ensure that there are no restrictions placed on the internal audit process.

Compliance Oversight Responsibilities

17.	Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated.

18.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

19.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Effective: April 12, 2005.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting is available until 11:59 PM EST the day prior to the annual meeting day.

Your Internet or Telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked,

signed and returned your proxy card.

VOTE BY INTERNET		VOTE BY TELEPHONE		VOTE BY MAIL

https://www.proxyvotenow.com/gnw • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	1-866-289-1756 • Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card

ELECTRONIC DELIVERY FOR FUTURE DOCUMENTS NOW AVAILABLE

You can now receive your Annual Report and Proxy Statement over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, you will receive a timely notification when the material is available and a reminder how to vote your shares. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent to receive the information electronically, it will remain in effect until you inform us otherwise, but you may revoke your consent at any time.

To give your consent for electronic delivery next year, please register on-line at www.giveconsent.com/nu.

1-866-289-1756 CALL TOLL-FREE TO VOTE

Ú DETACH PROXY CARD HERE Ú

☐

(Unless you vote by internet or phone, please sign, date and return this proxy in the enclosed postage prepaid envelope.)					☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Trustees recommends a vote FOR proposals 1 and 2.							FOR	AGAINST	ABSTAIN

1. Election of Directors as provided in the Company’s Proxy Statement.						2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	☐	☐	☐
FOR ALL nominees listed	☐	WITHHOLD AUTHORITY to vote for all nominees	☐	ALL EXCEPT AS MARKED	☐

To vote for all nominees, mark the “FOR” box. To withhold voting on all nominees, mark the “WITHHELD” box. To withhold voting for a particular nominee(s), mark the “FOR ALL EXCEPT AS MARKED” box and strike a line through the name of the nominee(s) in the list below.						To change your address, please mark this box.			☐

Nominees:	01 Richard H. Booth, 02 Cotton Mather Cleveland, 03 Sanford Cloud, Jr., 04 James F. Cordes, 05 E. Gail de Planque, 06 John G. Graham,
07 Elizabeth T. Kennan, 08 Robert E. Patricelli, 09 Charles W. Shivery, and 10 John F. Swope.
SCAN LINE

The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgement.
______________________________ ________________________________________________
Date Share Owner sign here Co-Owner sign here

PROXY	PROXY

NORTHEAST UTILITIES

Proxy for Annual Meeting of Shareholders - May 9, 2006

The undersigned appoints CHARLES W. SHIVERY and ELIZABETH T. KENNAN, and either of them, proxies of the undersigned, with power of substitution, to act for and to vote all common shares of the undersigned at the Annual Meeting of Shareholders of Northeast Utilities to be held on May 9, 2006, and any adjournment thereof, upon the matters set forth in the notice of said meeting as indicated below. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted as directed, or if no contrary direction is indicated, will be voted FOR proposals 1 and 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

(Continued and to be dated and signed on the reverse side.)

NORTHEAST UTILITIES

P.O. BOX 11391

NEW YORK, N.Y. 10203-0391

To include any comments, please mark this box. ☐